Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

[LOGO]

FOR IMMEDIATE RELEASE	CONTACT: Paul E. Freiman, President & CEO Neurobiological Technologies, Inc. (510) 262-1730

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

FIRST QUARTER RESULTS

Richmond, California, November 12, 2003 — Neurobiological Technologies, Inc., or NTI®, (Nasdaq: NTII) today announced its financial results for the first quarter ended September 30, 2003. Net loss for the quarter ending September 30, 2003 was $873,000 or $0.05 per share, basic and diluted, compared to net income of $56,000 or $0.00 per share income, basic and diluted, for the quarter ended September 30, 2002.

Research and development expenses decreased 64 percent to $328,000 for the quarter ended September 30, 2003, compared to $907,000 for the same period in the prior year. The decrease was primarily due to the completion of long-term toxicology studies and manufacturing of clinical supplies of XERECEPT™. General and administrative expenses increased 18 percent to $576,000 for the quarter ended September 30, 2003, compared to $488,000 for the same period in the prior year. The increase was primarily due to increased insurance costs and costs related to strategic partnership activities. Interest income decreased 53 percent for the quarter ended September 30, 2003 to $21,000, compared to $45,000 for the same period last year. The decrease was due to lower average interest rates and lower average invested cash, cash equivalent, and investment balances.

At September 30, 2003, the company had cash, cash equivalents and investments of $3.5 million.

“This has been a productive and fulfilling quarter for NTI,” stated Paul Freiman, president and chief executive officer of NTI. “The rapid FDA approval of Forest’s Namenda (Memantine) should accelerate the receipt of both milestone and royalty payments. Additionally, Forest’s decision to move forward with its neuropathic pain program is good news and enhances the prospects for approval of Memantine for this indication. We are also pleased with the progress we have made with XERECEPT™, which we expect to enable us to commence two Phase III trials before the end of the calendar year. This is a very active time for NTI.”

NTI will web cast its first quarter results conference call today, November 12, 2003 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 289-0529. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until November 19, 2003 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (Int’l), access code: 376262.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The Company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The Company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for XERECEPT™; the inherent risk of failure in developing product candidates based on new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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Neurobiological Technologies, Inc.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2003	Three months ended September 30, 2002
Revenues:
License	$-—	$1,406,000
Royalty	10,000	-—

Total revenues	10,000	1,406,000
Expenses:
Research and development	328,000	907,000
General and administrative	576,000	488,000

Total expenses	904,000	1,395,000

Operating income (loss)	(894,000)	11,000
Interest income	21,000	45,000

Net income (loss)	$(873,000)	$56,000

Basic net income (loss) per share	$(0.05)	$0.00

Shares used in basic net income (loss) per share calculation	18,833,423	17,782,288

Diluted net income (loss) per share	$(0.05)	$0.00

Shares used in diluted net income (loss) per share calculation	18,833,423	19,848,357

SELECTED BALANCE SHEET DATA

	September 30, 2003	June 30, 2003
	(unaudited)	(1)
Cash, cash equivalents and investments	$3,481,000	$4,402,000
Working capital	3,370,000	4,238,000
Total assets	3,775,000	4,813,000
Deficit accumulated during development stage	(41,390,000)	(40,517,000)
Stockholders’ equity	3,378,000	4,248,000

(1)	Derived from audited financial statements.

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